UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 6, 2010

CHURCHILL DOWNS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Kentucky	001-33998	61-0156015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 636-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 6, 2010, Youbet.com, Inc. (“Youbet”) held a special meeting of its stockholders. At the special meeting, holders of Youbet’s outstanding common stock approved the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2010, among Youbet, Churchill Downs Incorporated (the “Company”), Tomahawk Merger Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Tomahawk Merger LLC, a wholly owned subsidiary of the Company (“Merger LLC”), pursuant to which Merger Sub will merge with and into Youbet and the surviving corporation will merge with and into Merger LLC, with Merger LLC surviving the subsequent merger (the “Merger”).

Under the terms of the Merger Agreement, upon the completion of the Merger, each share of Youbet’s common stock (other than shares held by Youbet’s stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be cancelled and converted into the right to receive a combination of 0.0598 of a share of the Company’s common stock and $0.97 in cash, subject to adjustment to ensure that the Merger does not require the Company to issue more than 19.6% of the outstanding common stock of the Company outstanding as of immediately prior to the effective time of the Merger.

The closing of the Merger is subject to the satisfaction or waiver of certain other customary closing conditions. In addition, as previously disclosed, on January 25, 2010, the United States Department of Justice (the “DOJ”) issued to the Company and Youbet formal requests for additional information and documentary material with respect to the Merger Agreement and the Merger. These requests had the effect of extending the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, until 30 days after both parties have substantially complied with the requests, subject to any modifications of the requests to which the DOJ may agree. The Company and Youbet continue to work with the DOJ to provide information and documentary material pursuant to the DOJ’s requests.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

April 6, 2010	By:	/s/ Rebecca C. Reed
Rebecca C. Reed
Senior Vice President and Secretary